  Exhibit 99.1

February 14, 2011

Re: ICON Income Fund Eight B L.P. (“Fund Eight B”)

Dear Registered Representative:

As you are aware from our previous correspondence, Fund Eight B entered into its Liquidation Period on June 17, 2007. During the Liquidation Period your clients receive distributions that are generated from net rental income and equipment sales when realized. Therefore, the amount and frequency of distributions fluctuates as the portfolio winds down and assets are sold.

We are writing to notify you that your clients will receive the following letter with their March 1, 2011 distribution.

Should you have any questions please call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736.

Sincerely,

ICON Capital Corp.

March 1, 2011

Re: ICON Income Fund Eight B L.P. (“Fund Eight B”)

Dear Investor:

As you are aware from our previous correspondence, Fund Eight B entered into its Liquidation Period on June 17, 2007. During the Liquidation Period the distributions you receive are generated from net rental income and equipment sales when realized. Therefore, the amount and frequency of distributions fluctuates as the portfolio winds down and assets are sold.

You may recall that Fund Eight B leases telecommunications equipment to Global Crossing Telecommunications, Inc. (“Global Crossing”) and the lease is scheduled to expire on March 31, 2011, at which point title to the equipment will be transferred to Global Crossing.  At that time, Fund Eight B’s remaining material assets will be interests in two aircraft that are subject to lease with Cathay Pacific Airways Limited.  We are actively remarketing the aircraft, which are scheduled to come off lease during the second half of 2011.  Under the current leases, however, all of the rental payments are used to service the non-recourse indebtedness on the aircraft.    As a result, we do not anticipate any further monthly distributions. Any future distributions are subject to the final disposition of Eight B’s remaining assets.

As always, if you have any questions, please contact our Investor Relations Department at (800) 343-3736.

Sincerely,

ICON Capital Corp.